Exhibit 99.04

SoftNet Technology Secures Several New Contractual Relationships for 2007

Iselin, N.J., January 4, 2007

SoftNet Technology Corp. (OTC BB: STTC.OB - News) (German WKN: A0B7RZ) enters 2007 with an increase in new revenue building on the momentum started in October of 2006.

The Company announced it had successfully started five new projects for IT Professionals.  These projects have started or will start in the near future. These engagements were with existing clients; TransAmerica and INX, as well as, a new client Sarcom. These engagements will result in significant one time revenue which will be reported in January.

In addition, the Company begins the New Year with a solid future revenue projection. The Telecom practice enters 2007 with a 25% increase in IT Consultants and Professionals on projects, as compared to January 2006. Commenting on the increase, Bill Raby- Director Enterprise Sales said: “It is apparent the Telecom practice demand remains strong. Clients are adding new technologies, features and capabilities to their networks. SoftNet is positioned well to assist the clients with their projects”.

The Storage Practice begins January with a 500% increase in IT Consultants and Professionals on project assignments. “We do not anticipate any softening for demand for new projects and engagements in the Data Storage market. In fact, we are hearing from our existing and potential clients that they anticipate the need for additional Professional Services in 2007” said Joe Luminoso- Director- National Data Storage Practice.

“We are pleased to begin 2007 with the new business, which is indicative of the hard work of the sales team in securing new clients. The success of the initial engagements will almost certainly result in future business with them. While the results for December are not final, the indicators all point to a very good month and 4th quarter. The Company will be in a better position to announce them when the results are final”, said Jim Booth-CEO.

Please visit our website at http://www.softnettechnology.com for more information or for Investor Relations; please contact the company directly at 908-212-1799, option 7, James Booth-CEO, or by e-mail at: investorrelations@softnettc.com

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by SoftNet Technology Corp (STTC) may differ materially from these statements due to a number of factors. STTC assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

Source: SoftNet Technology Corp.
investorrelations@softnettc.com